Exhibit 99.1

Earle M. Jorgensen	10650 Alameda Street
Company	Lynwood, CA 90262

Tel: 323-567-1122

News Release

For Immediate Release

EMJ REPORTS SECOND QUARTER FISCAL 2006 RESULTS

REVENUES INCREASE 6.1%

PRETAX INCOME UP 17.9%

LYNWOOD, California – October 27, 2005 – Earle M. Jorgensen Company (NYSE:JOR) (“EMJ”), a leading distributor of metal bar and tubular products in North America, today reported sales and earnings for the second fiscal quarter ended September 28, 2005.

For the three months ended September 28, 2005, revenues increased 6.1% to $412.9 million, compared to $389.3 million for the three months ended September 29, 2004. Sales volume for the second quarter of fiscal 2006 was 190,000 tons, compared to 192,000 tons shipped in the second quarter of fiscal 2005. Pretax income for the second quarter of fiscal 2006 was $ 27.3 million, a 17.9% increase over the second quarter of fiscal 2005 pretax income of $23.2 million. Net income for the second quarter of fiscal 2006 was $18.9 million, compared to net income of $21.9 million for the same period in fiscal 2005. EBITDA for the second quarter of fiscal 2006 was $43.9 million, compared to $50.6 million in the same period in fiscal 2005. Second quarter fiscal 2006 financial results include a pretax LIFO (last-in-first-out) charge of $2.8 million versus a charge of $13.0 million for the same quarter last year, which is included in cost of sales. Diluted earnings per share for the second quarter of fiscal 2006 was $0.36 per share, based on 52.6 million diluted weighted shares outstanding, compared to diluted earnings per share of $1.23, based on 15.5 million diluted weighted shares outstanding for the second quarter of fiscal 2005. The significant increase in the diluted weighted shares outstanding in fiscal 2006 compared to fiscal 2005 is the result of the shares issued in conjunction with our merger and financial restructuring and initial public offering in April 2005. The second quarter of fiscal 2006 results include a non-cash $1.2 million mark-to-market adjustment to value our common stock obligation to our retirement savings plan, based on the per share price of our common stock at September 28, 2005. The mark-to-market adjustment was recorded as an increase in general and administrative expenses.

For the six months ended September 28, 2005, revenues increased 14.1% to $856.9 million from $750.9 million for the six months ended September 29, 2004. Sales volume for the first half of fiscal

2006 was 391,000 tons, compared to 387,000 tons in the same period in fiscal 2005. Pretax income for the first six months of fiscal 2006 was $61.1 million, a 54.7% increase over pretax income of $39.5 million for the same period in fiscal 2005. Net income for the first six months of fiscal 2006 was $41.5 million, an increase of 23.6% over $33.6 million during the same period in fiscal 2005. EBITDA for the first six months of fiscal 2006 was $93.9 million, compared to $93.1 million during the first six months of fiscal 2005. The first six months of fiscal 2006 financial results include a pretax LIFO charge of $7.8 million versus a charge of $24.4 million for the same period last year, which are included in cost of sales. Diluted earnings per share for the first six months of fiscal 2006 was $0.83 per share, based on 49.8 million diluted weighted shares outstanding, compared to diluted earnings per share of $1.81, based on 15.5 million diluted weighted shares outstanding for the second quarter of fiscal 2005. The first half of fiscal 2006 included a one-time IPO cash bonus of $8.5 million, partially offset by a favorable non-cash $3.1 million to mark-to-market adjustment to value our common stock obligation to our retirement savings plan, based on the per share price of our common stock at September 28, 2005. The mark-to-market adjustment was recorded as a decrease in general and administrative expenses.

Maurice S. Nelson, Jr., EMJ’s President and Chief Executive Officer, stated, “Although revenues for the second quarter exceeded our projection, as expected, we have seen continued pressure on our gross margins, which at 25.2% for the second quarter of fiscal 2006 is slightly below our first quarter margins of 26.0% and lower than our second quarter margins in fiscal 2005 of 28.4%. The gross margin decline is the result of continued competitive pressures and an increase in the availability of various products when compared to same period last fiscal year. In addition, we saw minimal inflation in our inventory which resulted in a $7.8 million LIFO charge in the first six months of this year compared to $24.4 million last year.”

Mr. Nelson continued, “We continue to develop the business and are pursuing strategies to strengthen our position in the marketplace. During the second quarter of fiscal 2006 we elected to pursue additional capital investment opportunities, including the acquisition of our leased Hayward, CA facility for $6.5 million, which will be completed in our third fiscal quarter of 2006, and our decision to build a new, larger Portland, OR facility for approximately $5.1 million. We are also pleased with the recent progress of our Hartford, CT facility in which we started shipping this month, and the groundbreaking at our new Lafayette, LA and Quebec City facilities. In each case these facilities will increase the service levels to our customers and those markets in which they serve.”

Our revolving line of credit facility decreased $29.6 million during our second quarter of fiscal 2006 to $42.6 million from $72.2 million at June 29, 2005, while the balance at March 31, 2005 was $16.9 million. At September 28, 2005, we had $245.4 million available under our revolving line of credit facility. Largely, as a result of our increased investments in new and expanded facilities, we currently expect our capital expenditures for fiscal 2006 to be approximately $33 million.

We currently expect business to continue at the same levels experienced in the first six months, and continued competitive pressures on pricing will result in gross margins consistent with the levels realized during the second quarter ended September 28, 2005. As such, we currently expect revenue for our fiscal third quarter ending December 30, 2005, to be in the range of $390-$410 million, EBITDA to be within a range of $39-$43 million and diluted earnings per share to be within a range of $0.28 -$0.32, based on 52.0 million diluted weighted shares outstanding.

EMJ will conduct a conference call with industry analysts, stockholders and other interested persons to discuss our second quarter financial results for the quarter ended September 28, 2005, on October 27, 2005 at 11:00 a.m. Eastern time (8:00 a.m. Pacific time).

Investors, stockholders and other interested persons may access the conference call by dialing 1-877-284-5014, reference code #1795151. Please dial in ten minutes prior to the scheduled start time. A replay of the call will be available two hours after the call through October 31, 2005 by calling 1-800-642-1687 or 1-706-645-9291 reference code #1795151. A replay of the webcast will be available on EMJ’s Web Site at www.emjmetals.com through November 27, 2005. To listen to a replay of the webcast on EMJ’s Web Site select “Investors” from the menu at the top of the page and proceed to “Conference Calls and Webcasts.” A printed transcript will be posted on our Web Site after the completion of the call.

EMJ is one of the largest distributors of metal products in North America with 38 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

Any forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, contained in this press release are subject to risks, uncertainties and other factors, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our ability to satisfy our “on-time or free” delivery guarantee. Actual events or results may differ materially from expectations due to these risks, uncertainties and other factors. These factors and additional information are included in EMJ’s filings with the Securities and Exchange Commission. In particular, we refer you to EMJ’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the Securities and

Exchange Commission on June 29, 2005. You should be aware that we do not plan to update these forward-looking statements, whether as a result of new information, future events, or otherwise unless required by law.

Earle M. Jorgensen Company

Consolidated Statement of Operations

(In thousands, except per share information)

Unaudited

	Three Months Ended				Six Months Ended
	September 28, 2005		September 29, 2004		September 28, 2005		September 29, 2004
Revenues	$412,916	100.0%	$389,271	100.0%	$856,888	100.0%	$750,907	100.0%
Cost of sales	308,982	74.8%	278,728	71.6%	637,356	74.4%	534,803	71.2%

Gross profit	103,934	25.2%	110,543	28.4%	219,532	25.6%	216,104	28.8%
Expenses
Warehouse and delivery	40,170	9.7%	38,015	9.8%	80,253	9.4%	76,088	10.1%
Selling	9,337	2.3%	11,920	3.1%	19,575	2.3%	25,310	3.4%
General and administrative	13,245	3.2%	12,915	3.3%	31,139	3.6%	27,347	3.6%

Total expenses	62,752	15.2%	62,850	16.1%	130,967	15.3%	128,745	17.1%
Income from operations	41,182	10.0%	47,693	12.3%	88,565	10.3%	87,359	11.6%

Interest (income) expense
Interest expense	13,567	3.3%	24,186	6.2%	26,923	3.1%	47,227	6.3%
Amortization of debt issue costs	329	0.1%	330	0.1%	659	0.1%	661	0.1%
Interest income	(46)	0.0%	(7)	0.0%	(94)	0.0%	(14)	0.0%

Interest expense, net	13,850	3.4%	24,509	6.3%	27,488	3.2%	47,874	6.4%

Income before income taxes	27,332	6.6%	23,184	6.0%	61,077	7.1%	39,485	5.3%
Income tax expense	8,454	2.0%	1,332	0.3%	19,617	2.3%	5,930	0.8%

Net income	$18,878	4.6%	$21,852	5.6%	$41,460	4.8%	$33,555	4.5%

Net income available to common stockholders - per share
Basic	$0.37		$1.67		$0.86		$2.46
Diluted	$0.36		$1.23		$0.83		$1.81
Weighted average number of shares used in net income available to stockholders - per share
Basic	50,952		11,403		47,990		11,404

Diluted	52,610		15,465		49,770		15,466

Capital expenditures	$3,754		$7,489		$11,594		$14,668
EBITDA (a)	$43,854		$50,579		$93,907		$93,096
COLI impact included in EBITDA	$5,536		$4,235		$10,227		$8,450
COLI impact on interest expense	$5,994		$5,379		$12,023		$10,753

(a) EBITDA Reconciliation
Net income	$18,878		$21,852		$41,460		$33,555
Depreciation and amortization	2,672		2,886		5,342		5,737
Net interest expense	13,850		24,509		27,488		47,874
Provision for income taxes	8,454		1,332		19,617		5,930

EBITDA	$43,854		$50,579		$93,907		$93,096

(a)	“EBITDA” represents net income before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K promulgated under the Securities Act, our EBITDA has not been adjusted to exclude any other non-cash charges or liabilities, such as last-in-first-out (LIFO) charges of $2,757 and $13,030 and postretirement benefits aggregating $212 and $213 for the three months ended September 28, 2005 and September 29, 2004, respectively, and LIFO charges of $7,772 and $24,405 and postretirement benefits aggregating $424 and $401 for the six months ended September 28, 2005 and September 29, 2004, respectively. We believe EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of EMJ’s performance in our industry. Our management believes that EBITDA is useful in evaluating our operating performance between periods and compared to that of our competitors because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a significant component when measuring our performance in connection with determining incentive compensation. EBITDA is not a recognized measure of operating income, financial performance or liquidity under U.S. generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Therefore, while providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with U.S. generally accepted accounting principles and should not be construed as an indication of EMJ’s operating performance or as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for us may not be comparable to EBITDA reported by other companies.

Earle M. Jorgensen Company, Inc.

(In Thousands)

Unaudited

	September 28, 2005	As Reported March 31, 2005	Pro-Forma March 31, 2005
Cash	$8,668	$19,994	$19,994
Accounts receivable, less allowance for doubtful	180,883	177,298	177,298
Inventories	251,467	252,222	252,222
Net property, plant and equipment, at cost	124,581	118,271	118,271
Total assets	667,827	658,841	658,841
Accounts payable	153,405	199,630	199,630
Accrued liabilities	74,080	104,699	93,511
Revolving credit facility	42,646	16,922	16,922
Other long-term debt, including current portion	256,092	499,967	254,085
Other long-term liabilities	13,656	21,151	21,151
Total stockholders’ equity (deficit)	125,303	(186,173)	70,897
Total liabilities and stockholders’ equity	667,827	658,841	658,841

For accounting purposes, the merger and financial restructuring completed in April 2005 has been accounted for as a transfer of assets and exchange of shares between entities under common control. Specifically, the assets and liabilities of EMJ and Earle M. Jorgensen Holding Company, Inc. (“Holding”) have been combined at their historical cost basis for all periods presented prior to the closing of the merger and financial restructuring on April 20, 2005.

The pro-forma information above reflects the initial public offering of common shares and the corresponding reduction in debt as a result of the offering, as if the transaction had been completed prior to the end of our fiscal year ended March 31, 2005.

EMJ’s statement of operations has been adjusted, from prior reporting periods, to reflect the interest expense of Holding, dividends accrued on the Holding series A preferred stock, dividends declared and paid-in-kind for the Holding series B preferred stock and certain management fees charged to EMJ by Holding that were eliminated in consolidation.

Investor Contact:

Earle M. Jorgensen Company

William S. Johnson, 323-923-6124

Fax: 323-567-1034

CCG Investor Relations

Mark Collinson, 310-231-8600 Ext 117

Fax: 310-231-8663